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Exhibit 10.14
SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
 THIS SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of the 5th day of November, 2013, by and between MULTIMEDIA GAMES, INC., a Delaware corporation (the “Company”), and MICK ROEMER (the “Executive”).
RECITALS
WHEREAS, Executive and the Company are currently parties to an Executive Employment Agreement entered into as of January 12, 2009 (as amended December 30, 2010, and as further amended, modified and supplemented from time to time, the “Employment Agreement”); and
WHEREAS, the Executive and the Company desire to enter into this Amendment for purposes of further amending the Employment Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Terms. All capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Employment Agreement.

2.	Section 1.4.2, entitled “Bonuses” shall be deleted in its entirety and replaced with the following language:
1.4.2     Bonuses. Executive shall be entitled to receive an Incentive Bonus upon achievement of new sales and new placement goals mutually agreed to by and between the Executive and the Company’s Chief Executive Officer for each quarter. (the “Incentive Bonus”). It is expressly agreed that the Incentive Bonus shall not exceed One Hundred Twenty-Five Thousand U.S. Dollars ($125,000.00) in any individual twelve (12) month period. In addition to the Incentive Bonus, Executive shall receive an annual bonus equal to 60% of Executive’s then current Base Salary (the “Target Bonus”) upon achievement of bonus plan performance targets then in effect as approved by the Chief Executive Officer, which bonus may be as much as 100% of Executive’s then current Base Salary for overachievement against said targets.

3.	Section 4.1, entitled “Section 4999” shall be deleted in its entirety and replaced with the following language:
4.1    Section 4999.
4.1.1 Treatment of Parachute Payments. Notwithstanding any other provision of this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to this Agreement (collectively, the “Payments”) would, but for this sentence, and as calculated pursuant to Section 4.1.2, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision (the “Excise Tax”), the aggregate amount of the Payments will be, at Executive’s sole discretion, either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), which results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating those Payments or benefits in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

4.1.2 Determinations. The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and Executive shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement. The tax firm, the Company and the Executive shall cooperate to attempt to reduce or eliminate the Excise Tax through the (i) reduction of the parachute payments as reasonable compensation for personal services performed on and after the change in control (including through the Executive’s agreement to refrain from performing services as set forth in Section 2.1.3 or such additional agreement(s) as Executive may enter into), (ii) the deferral of payments to reduce the value of such payment for purposes of Section 280G of the Internal Revenue Code, (iii) the reduction of parachute payments as reasonable compensation for personal services performed on or prior to the change in control, or (iv) any other reasonable method to reduce the value of payment or benefit taken into account as a potential parachute payment for purposes of Section 280G of the Internal Revenue Code; in each as to the limited extent consented to by the Executive. Notwithstanding any determination made pursuant to this Section 4.1.2, the Company and the Executive may take different tax reporting positions with respect to the Excise Tax and/or any determination or calculation made with respect to Sections 280G and 4999 of the Internal Revenue Code.
4.    Ratification. The Employment Agreement, as herein amended, remains in full force and effect in accordance with its terms, and the Company and Executive hereby ratify and confirm the same. The Company and Executive agree that no event of default or default has occurred and is continuing under the Employment Agreement, as herein amended.
5.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
6.    Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page To Second Amendment to Employment Agreement Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Executive Employment Agreement to be executed as of the date first written above.
“COMPANY”

MULTIMEDIA GAMES, INC.

By: /s/ Patrick J. Ramsey
Patrick J. Ramsey
President and Chief Executive Officer

“EXECUTIVE”

/s/ Mick Roemer
Mick Roemer